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                                                                   EXHIBIT 10.24

         EMPLOYMENT AGREEMENT made as of June 13, 2001, effective July 1, 2001 (the "Effective Date"), between AOL TIME WARNER INC., a Delaware corporation (the "Company"), and ROBERT M. KIMMITT.

         You and the Company desire to set forth the terms and conditions of your employment by the Company and agree as follows:

         1. Term of Employment. Your "term of employment" as this phrase is used throughout this Agreement, shall be for the period beginning on the Effective Date and ending on June 30, 2005 (the "Term Date"), subject, however, to earlier termination as set forth in this Agreement.

         2. Employment. During the term of employment, you shall serve as Executive Vice President, Global and Strategic Policy of the Company, and you shall be responsible for the Company's public policy and government relations worldwide and you shall have such additional authority, functions, duties, powers and responsibilities as may be assigned to you from time to time by the Company consistent with your senior position with the Company. During the term of employment, (i) you shall be a member of the Company's Executive Committee, for so long as it continues to exist, or any successor thereto, (ii) your services shall be rendered on a substantially full-time, exclusive basis and you will apply on a full-time basis all of your skill and experience to the performance of your duties, (iii) you shall report to the Chairman or Chief Executive Officer of the Company, (iv) you shall have no other employment and, without the prior written consent of the Vice Chairman, Chairman or Chief Executive Officer of the Company, no outside business activities which require the devotion of substantial amounts of your time, and (v) the place for the performance of your services shall be the offices of the Company in the Washington D.C. metropolitan area (including Virginia), subject to such reasonable travel as may be required in the performance of your duties. The foregoing shall be subject to the Company's written policies, as in effect from time to time, regarding vacations, holidays, illness and the like and shall not prevent you from devoting such time to your personal affairs as shall not interfere with the performance of your duties hereunder, including your services as a director of other corporations, charitable and civic groups, subject to compliance with the provisions of Section 9 hereof and other generally applicable policies of the Company.

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         3.       Compensation.

                  3.1 Base Salary. The Company shall pay you a base salary at the rate of not less than $1,000,000 per annum during the term of employment ("Base Salary"). The Company may increase, but not decrease, your Base Salary during the term of employment. Base Salary shall be paid in accordance with the Company's customary payroll practices.

                  3.2 Bonus. In addition to Base Salary, the Company typically pays its executives an annual cash bonus ("Bonus"). Although your Bonus is fully discretionary, your target annual Bonus is $2,000,000. Each year, your personal performance will be considered in the context of your executive duties and any individual goals set for you, and your actual Bonus will be determined. Although as a general matter the Company expects to pay bonuses at the target level in cases of satisfactory individual performance, it does not commit to do so, and your Bonus may be negatively affected by the exercise of the Company's discretion or by overall Company performance.

                  3.3 Stock Options. Subject to your execution of this Agreement, you will be granted a new hire option to purchase 900,000 shares of Common Stock of the Company following your execution of this Agreement (the "New Hire Grant"). So long as the term of employment has not terminated, you will be eligible to receive a stock option grant in 2002 with respect to 200,000 shares of Company Common stock. Without limiting the Company's discretion, commencing in 2003 you will be eligible to receive annual grants of stock options and, although the Company does not commit to do so, you will have a target annual award of an option to purchase between 350,000 and 400,000 shares of Company Common Stock. The Company's determination of your annual grant will be based on a review of the same criteria, facts and circumstances as generally applied to the Company's other Executive Vice Presidents. Each such stock option grant shall be at an exercise price equal to the fair market value of the Common Stock on the date of grant and shall be reflected in a separate Stock Option Agreement in accordance with the Company's customary practices.

                  3.4 Restricted Stock. Subject to your execution of this Agreement, you will be granted a one-time award of 25,000 shares of Common Stock of the Company, one-sixth of such shares shall vest on the following dates:
December 31,

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2001, June 30, 2002, December 31, 2002, June 30, 2003, December 31, 2003 and
June 30, 2004.

                  3.5 Indemnification. You shall be entitled throughout the term of employment (and after the end of the term of employment, to the extent relating to service during the term of employment) to the benefit of the indemnification provisions contained on the date hereof in the Certificate of Incorporation and By-laws of the Company (not including any amendments or additions after the date hereof that limit or narrow, but including any that add to or broaden, the protection afforded to you by those provisions).

         4.       Termination.

                  4.1 Termination for Cause. The Company may terminate the term of employment and all of the Company's obligations under this Agreement, other than its obligations set forth below in this Section 4.1, for "cause". Termination by the Company for "cause" shall mean termination because of (a) your conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised), (b) willful refusal without proper cause to perform your obligations under this Agreement,
(c) fraud, embezzlement or misappropriation or (d) because of your breach of any of the covenants provided for in Section 9. Such termination shall be effected by written notice thereof delivered by the Company to you and shall be effective as of the date of such notice; provided, however, that following notice of termination for cause, you shall have the right to appeal to the full Board of Directors of the Company which shall have the discretion to rescind and void such notice and termination and, if (i) such termination is because of your willful refusal without proper cause to perform any one or more of your obligations under this Agreement, (ii) such notice is the first such notice of termination for any reason delivered by the Company to you under this Section 4.1, and (iii) within 15 days following the date of such notice you shall cease your refusal and shall use your best efforts to perform such obligations, the termination shall not be effective.

                  In the event of termination by the Company for cause, without prejudice to any other rights or remedies that the Company may have at law or in equity, the Company shall have no further obligation to you other than (i) to pay Base Salary through the effective date of termination, (ii) to pay any Bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid as of the

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date of such termination, and (iii) with respect to any rights you have pursuant to any insurance or other benefit plans or arrangements of the Company. You hereby disclaim any right to receive a pro rata portion of any Bonus with respect to the year in which such termination occurs.

                  4.2 Termination by You for Material Breach by the Company and Termination by the Company Without Cause. Unless previously terminated pursuant to any other provision of this Agreement and unless a Disability Period shall be in effect, you shall have the right, exercisable by written notice to the Company, to terminate the term of employment effective 15 days after the giving of such notice, if, at the time of the giving of such notice, the Company is in material breach of its obligations under this Agreement; provided, however, that, with the exception of clause (i) below, this Agreement shall not so terminate if such notice is the first such notice of termination delivered by you pursuant to this Section 4.2 and within such 15-day period the Company shall have cured all such material breaches. A material breach by the Company shall include, but not be limited to, (i) the Company violating Section 2 with respect to your title, reporting lines, duties or place of employment, or (ii) the Company failing to cause any successor to all or substantially all of the business and assets of the Company expressly to assume the obligations of the Company under this Agreement.

                  The Company shall have the right, exercisable by written notice to you, to terminate your employment under this Agreement without cause, which notice shall specify the effective date of such termination.

                           4.2.1    After the effective date of a termination
pursuant to this Section 4.2 (a "termination without cause"), you shall receive Base Salary and a pro rata portion of your Average Annual Bonus (as defined below) through the effective date of termination. Your Average Annual Bonus shall be equal to the average of the regular annual bonus amounts (excluding the amount of any special or spot bonuses) in respect of the two calendar years during the most recent five calendar years for which the annual bonus received by you from the Company was the greatest; provided, however, if the Company has previously paid you no annual Bonus, then your Average Annual Bonus shall equal your target Bonus and if the Company has previously paid you one annual Bonus, then your Average Annual Bonus shall equal the average of such Bonus and your target Bonus.

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                           4.2.2    After the effective date of a termination
without cause, you shall remain an employee of the Company for a period ending on the date (the "Severance Term Date") which is the later of (i) the Term Date and (ii) the date which is 12 months after the effective date of such termination and during such period you shall be entitled to receive, whether or not you become disabled during such period but subject to Section 6, (a) Base Salary at an annual rate equal to your Base Salary in effect immediately prior to the notice of termination, and (b) an annual Bonus in respect of each calendar year or portion thereof (in which case a pro rata portion of such Bonus will be payable) during such period equal to your Average Annual Bonus. Except as provided in the second succeeding sentence, if you accept other full-time employment during such period or notify the Company in writing of your intention to terminate your status as an employee during such period for any other reason, you shall cease to be an employee of the Company effective upon the commencement of such other employment or the effective date of such termination as specified by you in such notice, whichever is applicable, and you shall be entitled to receive, as severance, a lump sum payment within 30 days after such commencement or such effective date (provided that if you were named in the compensation table in the Company's then most recent proxy statement, such lump sum payment shall be made within 30 days after the end of the calendar year in which such commencement or effective date occurred), discounted as provided in the immediately following sentence, equal to the balance of the payments you would have received pursuant to this Section 4.2.2 had you remained on the Company's payroll. That lump sum shall be discounted to present value as of the date of payment from the times at which such amounts would otherwise have become payable absent such commencement or termination at an annual discount rate for the relevant periods equal to 120% of the "applicable Federal rate" (within the meaning of Section 1274(d) of the Internal Revenue Code of 1986, as amended (the "Code"), in effect on the date of such commencement or termination, compounded semi-annually. Notwithstanding the foregoing, if you accept employment with any not-for-profit entity, then you shall be entitled to remain an employee of the Company and receive the payments as provided in the first sentence of this
Section 4.2.2; and if you accept full-time employment with any affiliate of the Company, then the payments provided for in this Section 4.2.2 shall immediately cease and you shall not be entitled to any lump sum payment. For purposes of this Agreement, the term "affiliate" shall mean any entity which, directly or indirectly, controls, is controlled by, or is under common control with, the Company.

                  4.3 After the Term Date. If at the Term Date, the term of employment shall not have been previously terminated pursuant to the provisions of this

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Agreement, no Disability Period is then in effect and the parties shall not have agreed to an extension or renewal of this Agreement or on the terms of a new employment agreement, then the term of employment shall continue on a month-to-month basis and you shall continue to be employed by the Company pursuant to the terms of this Agreement, subject to termination by either party hereto on 60 days written notice delivered to the other party (which notice may be delivered by either party at any time on or after the date which is 60 days prior to the Term Date). If the Company shall terminate the term of employment on or after the Term Date for any reason (other than for cause as defined in Section 4.1, in which case Section 4.1 shall apply), which the Company shall have the right to do so long as no Disability Date (as defined in Section 5) has occurred prior to the delivery by the Company of written notice of termination, then such termination shall be deemed for all purposes of this Agreement to be a "termination without cause" under Section 4.2 and the provisions of Sections
4.2.1 and 4.2.2 shall apply.

                  4.4 Office Facilities. In the event of a termination without cause, then for the period beginning on the effective date of such termination and ending on the earlier of (a) twelve months thereafter or (b) the date you commence other full-time employment, the Company shall, without charge to you, make available to you office space at or near your principal job location immediately prior to such termination, together with secretarial services, office facilities, services and furnishings, in each case reasonably appropriate to an employee of your position and responsibilities prior to such termination but taking into account your reduced need for such office space, secretarial services and office facilities, services and furnishings as a result of you no longer being a full-time employee.

                  4.5 Release. A condition precedent to the Company's obligation to make the payments associated with a termination without cause shall be your execution and delivery of a release in the form attached hereto as Annex A. Within ten days of receipt by the Company of such release signed by you, the Company shall deliver to you a release substantially in the form attached hereto as Annex B, signed by the Company. If you shall fail to execute and deliver such release, or if you revoke such release as provided therein, then in lieu of the payments provided for herein, you shall receive a severance payment determined in accordance with the Company's policies relating to notice and severance.

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                  4.6      Mitigation. In the event of a termination without
cause under this Agreement, you shall not be required to seek other employment in order to mitigate your damages hereunder unless Section 280G of the Code would apply to any payments to you by the Company and your failure to mitigate would result in the Company losing tax deductions to which it would otherwise have been entitled. In such an event, you will engage in whatsoever mitigation is necessary to preserve the Company's tax deductions. With respect to the preceding sentences, any payments or rights to which you are entitled by reason of the termination of employment without cause shall be considered as damages hereunder. Any obligation to mitigate your damages pursuant to this Section 4.6 shall not be a defense or offset to the Company's obligation to pay you in full the amounts provided in this Agreement upon the occurrence of a termination without cause, at the time provided herein, or the timely and full performance of any of the Company's other obligations under this Agreement.

                  4.7 Payments. So long as you remain on the payroll of the Company or any subsidiary of the Company, payments of Base Salary and Bonus required to be made after a termination without cause shall be made at the same times as similar payments are made to other senior executives of the Company.

         5.       Disability.

                  5.1 Disability Payments. If during the term of employment and prior to the delivery of any notice of termination without cause, you become physically or mentally disabled, whether totally or partially, so that you are prevented from performing your usual duties for a period of six consecutive months, or for shorter periods aggregating six months in any twelve-month period, the Company shall, nevertheless, continue to pay your full compensation through the last day of the sixth consecutive month of disability or the date on which the shorter periods of disability shall have equaled a total of six months in any twelve-month period (such last day or date being referred to herein as the "Disability Date"). If you have not resumed your usual duties on or prior to the Disability Date, the Company shall pay you a pro rata Bonus (based on your Average Annual Bonus) for the year in which the Disability Date occurs and thereafter shall pay you disability benefits for the period ending on the later of (i) the Term Date or (ii) the date which is 12 months after the Disability Date (in the case of either (i) or (ii), the "Disability Period"), in an annual amount equal to 75% of (a) your Base Salary at the time you become disabled and
(b) the Average Annual Bonus.

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                  5.2      Recovery from Disability. If during the Disability
Period you shall fully recover from your disability, the Company shall have the right (exercisable within 60 days after notice from you of such recovery), but not the obligation, to restore you to full-time service at full compensation. If the Company elects to restore you to full-time service, then this Agreement shall continue in full force and effect in all respects and the Term Date shall not be extended by virtue of the occurrence of the Disability Period. If the Company elects not to restore you to full-time service, you shall be entitled to obtain other employment, subject, however, to the following: (i) you shall perform advisory services during any balance of the Disability Period; and (ii) you shall comply with the provisions of Sections 9 and 10 during the Disability Period. The advisory services referred to in clause (i) of the immediately preceding sentence shall consist of rendering strategic policy advice as requested by the Company but you shall not be required to devote more than five days (up to eight hours per day) each month to such services, which shall be performed at a time and place mutually convenient to both parties. Any income from such other employment shall not be applied to reduce the Company's obligations under this Agreement.

                  5.3 Other Disability Provisions. The Company shall be entitled to deduct from all payments to be made to you during the Disability Period pursuant to this Section 5 an amount equal to all disability payments received by you during the Disability Period from Worker's Compensation, Social Security and disability insurance policies maintained by the Company; provided, however, that for so long as, and to the extent that, proceeds paid to you from such disability insurance policies are not includible in your income for federal income tax purposes, the Company's deduction with respect to such payments shall be equal to the product of (i) such payments and (ii) a fraction, the numerator of which is one and the denominator of which is one less the maximum marginal rate of federal income taxes applicable to individuals at the time of receipt of such payments. All payments made under this Section 5 after the Disability Date are intended to be disability payments, regardless of the manner in which they are computed. Except as otherwise provided in this Section 5, the term of employment shall continue during the Disability Period and you shall be entitled to all of the rights and benefits provided for in this Agreement, except that Sections 4.2 and 4.3 shall not apply during the Disability Period and unless the Company has restored you to full-time service at full compensation prior to the end of the Disability Period, the term of employment shall end and you shall cease to be an employee of the Company at the end of the Disability Period and shall not be entitled to notice and severance or to receive or be paid for any accrued vacation time or unused sabbatical.

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         6.       Death. If you die during the term of employment, this
Agreement and all obligations of the Company to make any payments hereunder shall terminate except that your estate (or a designated beneficiary) shall be entitled to receive Base Salary to the last day of the month in which your death occurs and Bonus compensation (at the time bonuses are normally paid) based on the Average Annual Bonus, but prorated according to the number of whole or partial months you were employed by the Company in such calendar year.

         7. Life Insurance. During your employment with the Company, the Company shall (i) provide you with $50,000 of group life insurance and (ii) pay you annually an amount equal to two times the premium you would have to pay to obtain life insurance under the Group Universal Life ("GUL") insurance program made available by the Company in an amount equal to $3,000,000. You shall be under no obligation to use the payments made by the Company pursuant to the preceding sentence to purchase GUL insurance or to purchase any other life insurance. If the Company discontinues its GUL insurance program, the Company shall nevertheless make the payments required by this Section 7 as if such program were still in effect. The payments made to you hereunder shall not be considered as "salary" or "compensation" or "bonus" in determining the amount of any payment under any retirement, profit-sharing or other benefit plan of the Company or any subsidiary of the Company.

         8.       Other Benefits.

                  8.1 General Availability. To the extent that (a) you are eligible under the general provisions thereof (including without limitation, any plan provision providing for participation to be limited to persons who were employees of the company or certain of its subsidiaries prior to a specific point in time) and (b) the Company maintains such plan or program for the benefit of its executives, during the term of employment and so long as you are an employee of the Company, you shall be eligible to participate in any savings or similar plan or program and in any group life insurance (to the extent set forth in Section 7), hospitalization, medical, dental, accident, disability or similar plan or program of the Company now existing or established hereafter. It is understood and acknowledged that any obligation you may have to fulfill annual U.S. Army Reserve duty will be in addition to your regular annual vacation time.

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                  8.2      Benefits After a Termination or Disability. During
the period you remain on the payroll of the Company after a termination without cause or during the Disability Period, you shall continue to be eligible to participate in the benefit plans and to receive the benefits required to be provided to you under this Agreement to the extent such benefits are maintained in effect by the Company for its executives; provided, however, you shall not be entitled to any additional awards or grants under any stock option, restricted stock or other stock based incentive plan. At the time you leave the payroll of the Company, your rights to benefits and payments under any benefit plans or any insurance or other death benefit plans or arrangements of the Company or under any stock option, restricted stock, stock appreciation right, bonus unit, management incentive or other plan of the Company shall be determined in accordance with the terms and provisions of such plans and any agreements under which such stock options, restricted stock or other awards were granted. However, notwithstanding the foregoing or any more restrictive provisions of any such plan or agreement, if your employment with the Company is terminated as a result of a termination pursuant to Section 4.2, then (i) all stock options granted to you by the Company which would have vested on or before the Severance Term Date (or the comparable date of any employment agreement that amends, replaces or supersedes this Agreement) shall vest and become immediately exercisable, including, without limitation, all of the New Hire Grant, (ii) all your vested options shall remain exercisable while you are on the payroll of the Company and for a period of three years after the date you leave the payroll of the Company (but not beyond the term of such options), (iii) the Company shall not be permitted to determine that your employment was terminated for "unsatisfactory performance" within the meaning of any stock option agreement between you and the Company, and (iv) all restricted shares granted to you by the Company shall vest.

                  8.3 Relocation Reimbursement and Assistance. You shall be eligible to receive the highest level of benefits under the Company's executive relocation program in connection with the relocation of you and your family to Washington, D.C. from San Francisco (including, without limitation, home purchase and sale assistance, loss on sale coverage and reimbursement for moving of household goods and furniture, all as provided in and in accordance with such policy). In addition, the Company will provide temporary housing in the Washington, D.C. area for up to 15 months.

                  8.4 Payments in Lieu of Other Benefits. In the event the term of employment and your employment with the Company is terminated pursuant to any section of this Agreement, you shall not be entitled to notice and severance under the

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Company's general employee policies or to be paid for any accrued vacation time or unused sabbatical, the payments provided for in such sections being in lieu thereof.

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         9.       Protection of Confidential Information; Non-Compete.

                  9.1 Confidentiality Covenant. You acknowledge that your employment by the Company (which, for purposes of this Section 9 shall mean AOL Time Warner Inc. and its affiliates) will, throughout the term of employment, bring you into close contact with many confidential affairs of the Company, including information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods and other information not readily available to the public, and plans for future development. You further acknowledge that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. You further acknowledge that the business of the Company is international in scope, that its products and services are marketed throughout the world, that the Company competes in nearly all of its business activities with other entities that are or could be located in nearly any part of the world and that the nature of your services, position and expertise are such that you are capable of competing with the Company from nearly any location in the world. In recognition of the foregoing, you covenant and agree:

                           9.1.1    You shall keep secret all confidential
matters of the Company and shall not disclose such matters to anyone outside of the Company, or to anyone inside the Company who does not have a need to know or use such information, and shall not use such information for personal benefit or the benefit of a third party, either during or after the term of employment, except with the Company's written consent, provided that (i) you shall have no such obligation to the extent such matters are or become publicly known other than as a result of your breach of your obligations hereunder and (ii) you may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such matters to the extent required by applicable laws or governmental regulations or judicial or regulatory process;

                           9.1.2    You shall deliver promptly to the Company on
termination of your employment, or at any other time the Company may so request, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company's business, which you obtained while employed by, or otherwise serving or acting on behalf of, the Company and which you may then possess or have under your control; and

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                           9.1.3    If the term of employment is terminated
pursuant to Section 4, for a period of one year after such termination, without the prior written consent of the Company, you shall not employ, and shall not cause any entity of which you are an affiliate to employ, any person who was a full-time employee of the Company at the date of such termination or within six months prior thereto but such prohibition shall not apply to your secretary or executive assistant or to any other employee eligible to receive overtime pay.

                  9.2 Non-Compete. During the term of employment and through the later of , (i) the date you leave the payroll of the Company, and
(ii) twelve months after the effective date of any termination of the term of employment pursuant to Section 4, you shall not, directly or indirectly, without the prior written consent of the Vice Chairman, Chairman or Chief Executive Officer of the Company, render any services to, or act in any capacity for, any Competitive Entity, or acquire any interest of any type in any Competitive Entity; provided, however, that the foregoing shall not be deemed to prohibit you from acquiring, (a) solely as an investment and through market purchases, securities of any Competitive Entity which are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 and which are publicly traded, so long as you are not part of any control group of such Competitive Entity and such securities, including converted securities, do not constitute more than one percent (1%) of the outstanding voting power of that entity and (b) securities of any Competitive Entity that are not publicly traded, so long as you are not part of any control group of such Competitive Entity and such securities, including converted securities, do not constitute more than three percent (3%) of the outstanding voting power of that entity. For purposes of the foregoing, the following shall be deemed to be a Competitive Entity: (x) during the period that you are actively employed with the Company, any person or entity that engages in any line of business that is substantially the same as either (i) any line of business which the Company engages in, conducts or, to your knowledge, has definitive plans to engage in or conduct or (ii) any operating business that is engaged in or conducted by the Company as to which, to your knowledge, the Company covenants, in writing, not to compete with in connection with the disposition of such business, and (y) during the period following a termination of your term of employment pursuant to Section 4 or 5.2, any of the following:
AT&T Corporation, Bertelsmann A.G., The Walt Disney Company, EarthLink, Inc., General Electric Corporation, Microsoft Corporation, The News Corporation, Sony Corporation, Vivendi Universal, S.A., Viacom Inc. and Yahoo! Inc., and their respective subsidiaries and affiliates and any successor to any internet service provider, media or entertainment business thereof;

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provided that it is understood and agreed that you are not prohibited from accepting employment with any law, consulting or financial services firm providing services to or on behalf of any of the foregoing entities, so long as appropriate steps are taken to ensure that you do not have any direct involvement in rendering services to, or acting in any capacity for, any of the foregoing entities.

         10. Ownership of Work Product. You acknowledge that during the term of employment, you may conceive of, discover, invent or create inventions, improvements, new contributions, literary property, material, ideas and discoveries, whether patentable or copyrightable or not (all of the foregoing being collectively referred to herein as "Work Product"), and that various business opportunities shall be presented to you by reason of your employment by the Company. You acknowledge that all of the foregoing shall be owned by and belong exclusively to the Company and that you shall have no personal interest therein, provided that they are either related in any manner to the business (commercial or experimental) of the Company, or are, in the case of Work Product, conceived or made on the Company's time or with the use of the Company's facilities or materials, or, in the case of business opportunities, are presented to you for the possible interest or participation of the Company. You shall (i) promptly disclose any such Work Product and business opportunities to the Company; (ii) assign to the Company, upon request and without additional compensation, the entire rights to such Work Product and business opportunities;
(iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of your inventorship or creation in any appropriate case. You agree that you will not assert any rights to any Work Product or business opportunity as having been made or acquired by you prior to the date of this Agreement except for Work Product or business opportunities, if any, disclosed to and acknowledged by the Company in writing prior to the date hereof.

         11. Notices. All notices, requests, consents and other communications required or permitted to be given under this Agreement shall be effective only if given in writing and shall be deemed to have been duly given if delivered personally or sent by a nationally recognized overnight delivery service, or mailed first-class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

                  11.1     If to the Company:

                           AOL Time Warner Inc.
                           75 Rockefeller Plaza
                           New York, New York  10019
                           Attention: Vice President - Global
                           Compensation and Benefits

                           (with a copy, similarly addressed
                           but Attention: General Counsel)

                  11.2 If to you, to your residence address set forth on the records of the Company, with a copy to:

                           Debevoise & Plimpton
                           919 Third Avenue
                           New York, NY  10022
                           Attn: Bruce D. Haims, Esq.

         12.      General.

                  12.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of New York applicable to agreements made and to be performed entirely in New York.

                  12.2 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  12.3 Entire Agreement. This Agreement, including the Annexes hereto, sets forth the entire agreement and understanding of the parties relating to the subject matter of this Agreement and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.

                  12.4 No Other Representations. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or be liable for any alleged representation, promise or inducement not so set forth.

                  12.5 Assignability. This Agreement and your rights and obligations hereunder may not be assigned by you and except as specifically contemplated in this Agreement, neither you, your legal representative nor any beneficiary designated by you shall have any right, without the prior written consent of the Company, to assign, transfer, pledge, hypothecate, anticipate or commute to any person or entity any payment due in the future pursuant to any provision of this Agreement, and any attempt to do so shall be void and shall not be recognized by the Company. The Company shall assign its rights together with its obligations hereunder in connection with any sale, transfer or other disposition of all or substantially all of the Company's business and assets, whether by merger, purchase of stock or assets or otherwise, as the case may be. Upon any such assignment, the Company shall cause any such successor expressly to assume such obligations, and such rights and obligations shall inure to and be binding upon any such successor.

                  12.6 Amendments; Waivers. This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived only by written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

                  12.7 Specific Remedy. In addition to such other rights and remedies as the Company may have at equity or in law with respect to any breach of this Agreement, if you commit a material breach of any of the provisions of Sections 9.1, 9.2, or 10, the Company shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company.

                  12.8 Resolution of Disputes. Except as provided in the preceding Section 12.7, any dispute or controversy arising with respect to this Agreement and your employment hereunder (whether based on contract or tort or upon any federal, state or local statute, including but not limited to claims asserted under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, any state Fair Employment Practices Act and/or the Americans with Disability Act) shall, at the election of either you or the Company, be submitted to JAMS/ENDISPUTE for resolution in arbitration in accordance with the rules and procedures of JAMS/ENDISPUTE. Either party shall make such election by delivering written notice thereof to the other party at any time (but not later than 45 days after such party receives notice of the commencement of any administrative or regulatory proceeding or the filing of any lawsuit relating to any such dispute or controversy) and thereupon any such dispute or controversy shall be resolved only in accordance with the provisions of this Section 12.8. Any such proceedings shall take place in New York City before a single arbitrator (rather than a panel of arbitrators), pursuant to any streamlined or expedited (rather than a comprehensive) arbitration process, before a non-judicial (rather than a judicial) arbitrator, and in accordance with an arbitration process which, in the judgment of such arbitrator, shall have the effect of reasonably limiting or reducing the cost of such arbitration. The resolution of any such dispute or controversy by the arbitrator appointed in accordance with the procedures of JAMS/ENDISPUTE shall be final and binding. Judgment upon the award rendered by such arbitrator may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the New York courts for this purpose. The prevailing party shall be entitled to recover the costs of arbitration (including reasonable attorneys fees and the fees of experts) from the losing party. If at the time any dispute or controversy arises with respect to this Agreement, JAMS/ENDISPUTE is not in business or is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS/ENDISPUTE for the purposes of the foregoing provisions of this Section 12.8. If you shall be the prevailing party in such arbitration, the Company shall promptly pay, upon your demand, all legal fees, court costs and other costs and expenses incurred by you in any legal action seeking to enforce the award in any court.

                  12.9 Beneficiaries. Whenever this Agreement provides for any payment to your estate, such payment may be made instead to such beneficiary or beneficiaries as you may designate by written notice to the Company. You shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company (and to any applicable insurance company) to such effect.

                  12.10 No Conflict. You represent and warrant to the Company that this Agreement is legal, valid and binding upon you and the execution of this

Agreement and the performance of your obligations hereunder does not and will not constitute a breach of, or conflict with the terms or provisions of, any agreement or understanding to which you are a party (including, without limitation, any other employment agreement). The Company represents and warrants to you that this Agreement is legal, valid and binding upon the Company and the execution of this Agreement and the performance of the Company's obligations hereunder does not and will not constitute a breach of, or conflict with the terms or provisions of, any agreement or understanding to which the Company is a party.

                  12.11 Withholding Taxes. Payments made to you pursuant to this Agreement shall be subject to withholding and social security taxes and other ordinary and customary payroll deductions.

                  12.12 No Offset. Neither you nor the Company shall have any right to offset any amounts owed by one party hereunder against amounts owed or claimed to be owed to such party, whether pursuant to this Agreement or otherwise, and you and the Company shall make all the payments provided for in this Agreement in a timely manner.

                  12.13 Severability. If any provision of this Agreement shall be held invalid, the remainder of this Agreement shall not be affected thereby; provided, however, that the parties shall negotiate in good faith with respect to equitable modification of the provision or application thereof held to be invalid. To the extent that it may effectively do so under applicable law, each party hereby waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

                  12.14 Survival. Sections 3.5, 8.4 and 9 through 12 shall survive any termination of the term of employment by the Company for cause pursuant to Section 4.1. Sections 3.4, 4.5, 4.6, 4.7 and 8 through 12 shall survive any termination of the term of employment pursuant to Sections 4.2, 5 or 6.

                  12.15 Definitions. The following terms are defined in this Agreement in the places indicated:

                  affiliate - Section 4.2.2
                  Average Annual Bonus - Section 4.2.1

                  Base Salary - Section 3.1
                  Bonus - Section 3.2
                  cause - Section 4.1
                  Code - Section 4.2.2
                  Company - the first paragraph on page 1 and Section 9.1 Competitive Entity - Section 9.2
                  Disability Date - Section 5
                  Disability Period - Section 5
                  Effective Date - the first paragraph on page 1
                  Severance Term Date - Section 4.2.2
                  Term Date - Section 1
                  term of employment - Section 1
                  termination without cause - Section 4.2.1
                  Work Product - Section 10

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                      AOL TIME WARNER INC.

                                      By: /s/ Stephen M. Case
                                         ---------------------------
                                         Stephen M. Case

                                          /s/ Robert M. Kimmitt
                                         ---------------------------
                                          Robert M. Kimmitt

                                                                         ANNEX A

                                     RELEASE

         Pursuant to the terms of the Employment Agreement made as of _____________, between AOL TIME WARNER INC., a Delaware corporation (the "Company"), 75 Rockefeller Plaza, New York, New York 10019 and the undersigned (the "Agreement"), and in consideration of the payments made to me and other benefits to be received by me pursuant thereto, I, [Name], being of lawful age, do hereby release and forever discharge the Company and any successors, subsidiaries, affiliates, related entities, predecessors, merged entities and parent entities and their respective officers, directors, shareholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, successors and assigns from any and all actions, causes of action, claims, or demands for general, special or punitive damages, attorney's fees, expenses, or other compensation or damages (collectively, "Claims"), which in any way relate to or arise out of my employment with the Company or any of its subsidiaries or the termination of such employment, which I may now or hereafter have under any federal, state or local law, regulation or order, including without limitation, Claims related to any stock options held by me or granted to me by the Company that are scheduled to vest subsequent to my termination of employment and Claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act and the Employee Retirement Income Security Act, each as amended through and including the date of this Release; provided, however, that the execution of this Release shall not prevent the undersigned from bringing a lawsuit against the Company to enforce its obligations under the Agreement.

         I acknowledge that I have been given at least 21 days from the day I received a copy of this Release to sign it and that I have been advised to consult an attorney. I understand that I have the right to revoke my consent to this Release for seven days following my signing. This Release shall not become effective or enforceable until the expiration of the seven-day period following the date it is signed by me.

         I ALSO ACKNOWLEDGE THAT BY SIGNING THIS RELEASE I MAY BE GIVING UP VALAUBLE LEGAL RIGHTS AND THAT I HAVE BEEN ADVISED TO CONSULT A LAWYER BEFORE SIGNING. I further state that I have read this document and the Agreement referred to herein, that I know the contents of both and that I have executed the same as my own free act.

         WITNESS my hand this ____ day of ___________, ____.

                                                _____________________________
                                                [Name]

                                                                         ANNEX B

                                     Release

         In connection with the Employment Agreement made June ___, 2001, effective July 1, 2001 between AOL TIME WARNER INC. (the "Company") and Robert M Kimmitt ("Executive") (the "Agreement"), the Company does hereby release and forever discharge Executive and his estate, heirs, beneficiaries and representatives, for any and all actions, causes of action, claims, or demands for general, special or punitive damages, attorney's fees, expenses, or other compensation or damages, which in any way relate to or arise out of his employment with the Company or any of its subsidiaries or the termination of such employment which the Company may now or hereafter have under any federal, state or local law, regulation or order, through and including the date of this Release; provided, however, that the execution of this Release shall not prevent the Company from bringing a lawsuit against Executive (x) to enforce Executive's obligations under Section 9 of the Agreement, or (y) to seek damages or reimbursement for fraud or embezzlement committed by Executive during his employment with the Company.

         IN WITNESS WHEREOF the Company has caused this Release to be executed on its behalf by a duly authorized officer this ___ day of _______, 200__.

                                               AOL TIME WARNER INC.

                                               By:____________________________

June 14, 2001

Robert M. Kimmitt, Esq.
509 Hale Street
Palo Alto, CA  94301-2210

Dear Bob:

         AOL Time Warner will arrange for you to receive a substitute loan on substantially the same terms and conditions as the First Amended Relocation Loan Agreement entered into as of January 31, 2001 between you and Commerce One, Inc. Where terms need to be changed, such changes will not have an adverse financial impact on you.

                                                Sincerely,

                                                AOL Time Warner Inc.

                                                By /s/ Mark A. Wainger
                                                  -------------------------
                                                   Mark A. Wainger